EXHIBIT 10.8

                                License Agreement


Anuvu Incorporated, a California corporation ("Anuvu"), with its principal mailing address at 1201 C St., Sacramento, CA 95814 and H2 ERA. a New Hampshire corporation ("Licensee"), with principal mailing address at 1250 W. Hastings Street, Vancouver, B.C. V6E 2M4 agree as follows, effective as of November ___, 2001 ("Effective Date").


1.   BACKGROUND.

     1.1 Anuvu. Anuvu has developed and owns the fuel cell technology described in the Settlement Agreement and, as defined below (the "Fuel Cell"), and the polymer formula technology described in the Settlement Agreement (the "Polyelectric Formula", with the Fuel Cell and the Polyelectric Formula collectively referred to as the "Technology"). Anuvu is not qware of any intellectual property infringements associated with the Technology.

     1.2 Licensee. Licensee seeks to obtain a license to the Technology (for all uses as to the Fuel Cell, and only for the manufacture of fuel cells, as to the Polyelectric Formula) (collectively, the "Business"), provided, however, that Anuvu shall retain the right to the Fuel Cell and Polyelectric Formula for all uses. Licensee wishes to use the Technology to manufacture a fuel cell product to be sold independently and as part of an integrated system ("Fuel Cell Product").

     1.3 License. Licensee wishes to obtain, and Anuvu wishes to grant to Licensee a license to manufacture, distribute and commercialize the Technology with respect to the Business on the terms and conditions described below.

2.   LICENSE.

     2.1 License. Anuvu grants to Licensee the worldwide right and license to manufacture, use, distribute and commercialize the Technology as delivered to Licensee pursuant to the terms and conditions of the Settlement Agreement and Mutual General Release dated as of November __, 2001 (the "Settlement Agreement"), by and among the parties, Whistler, Inc., Cell Power, Inc., Plugless Power Corporation, Norman Alvis, Sr., Norman F.D. Alvis, Leslie Friszche, Eduardo Lopez, Kevan Garner and John K. Purdy with respect to the Business subject to the terms and conditions contained herein. Except for such license and the other rights expressly granted herein, no right, title or interest to the Technology is granted to Licensee. Anuvu shall retain all right, title and interest in the Technology.

     2.2 Improvements and Enhancements. Licensee may make modifications and/or changes and enhancements to the Technology ("New Works"), which shall be owned by Licensee. The Technology shall remain the property of Anuvu. Anuvu shall have no obligation to disclose to Licensee, and Licensee shall have no right to obtain, any new product design, software, services, technologies, inventions, intellectual property, patent and trademark rights developed by Anuvu other than as specified in the Settlement Agreement.

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     2.3 Technical Support. Anuvu shall provide up to 45 hours per month up to a total of 540 hours in twelve months in technical support to Licensee regarding the Fuel Cell (including the mass production of the Fuel Cell), the Polyelectric Formula and the Fuel Cell Product.

     2.4 Restrictions on License. Anuvu is a party to that certain agreement dated _____________ with ________________ ("SSPC"), whereby SSPC was granted the exclusive right to use the Fuel Cell as a stationary back-up power supply (the "SSPC Agreement" a copy of which is attached as Exhibit A). The SSPC Agreement has approximately two (2) years remaining on its term and the license granted herein is subject to the use restrictions contained in the SSPC Agreement. The parties hereby agree to work together in an effort to buy out the remaining term of the SSPC Agreement. The costs and expense of seeking and obtaining such a buy out shall be equally shared by the parties.

3.   LICENSE ROYALTY.

     3.1. License Royalty. Licensee shall pay Anuvu a royalty equal to two percent (2%) on the Good Faith List Price (as defined below) of all Fuel Cell Products sold independently or as part of a system ("Royalty Payment"). Good Faith List Price shall mean the price at which Licensee offers for sale any Fuel Cell Product to independent third parties for cash or other forms of consideration without any discounts, rebates or deductions of any kind. Good Faith List Price does not include the value of any extended warranty (any warranty providing coverage beyond the industry-standard) offered by Licensee to its customers so long as customers have the option of purchasing Fuel Cell Products from Licensee without an extended warranty. Where Licensee distributes Fuel Cell Products for end use to itself or an Affiliate (as defined below) such distribution shall be considered the Good Faith List Price charged to independent third parties and Anuvu shall be entitled to Royalty Payments. In the case of sales to resellers (e.g. distributors or original equipment manufacturers), the Royalty Payment shall be based on Licensee's Good Faith List Price to such reseller. The two percent (2%) royalty rate shall remain in effect for the term of this Agreement and shall survive the termination of this Agreement. Affiliate shall mean any entity which, directly or indirectly, controls Licensee, is controlled by Licensee, or is under common control with Licensee, provided however, that in any country where the local law shall not permit foreign equity participation of a majority, then an Affiliate shall include any company in which Licensee shall own or control, directly or indirectly, the maximum percentage of such outstanding stock or voting rights permitted by local law

     3.2 Royalty Payment. Licensee shall pay to Anuvu within thirty (30) days after the end of each calendar quarter all Royalty Payments due to Anuvu under this Agreement. All Royalty Payments shall be made in U.S. dollars in funds immediately available.

     3.3 Quarterly Reports. Licensee shall provide to Anuvu written quarterly reports within thirty (30) days after the end of each calendar quarter stating the number, description and aggregate Good Faith List Prices of the Fuel Cell Products produced or sold during the preceding quarter.

     3.4 Obligation to Keep Records. During the term of this Agreement and for a minimum of two (2) years after the termination of this Agreement, Licensee shall maintain a complete, clear, and accurate record of the number, description and aggregate gross selling prices of the Fuel Cell Products produced or sold. To ensure compliance with the terms of this Agreement, Anuvu shall have the right to inspect and audit all the relevant accounting and sales books and records of Licensee conducted by Anuvu or an independent certified public accountant whose fee shall be paid by Anuvu. Any such audit shall be conducted during regular business hours upon seven (7) days prior written notice at Licensee's offices and in such a manner as to not unreasonably interfere with Licensee's normal business activities. In no event shall audits be made hereunder more frequently than every six (6) months. If such inspections should disclose any underreporting, Licensee shall promptly pay to Anuvu such amounts, together with the audit costs if the underreporting is greater than five percent (5%).

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     3.5 Right to Purchase Royalty. Licensee, its successors or assigns, shall retain the right at its sole discretion, during the Quiet Period set forth below, to acquire Anuvu's interest in royalty payments authorized herein from Licensee by the payment to Anuvu of the sum of five million dollars ($5,000,000.00).

4.   TERM AND TERMINATION.

     4.1 Term. This Agreement shall have a term of equal to the life of the patents referenced herein, subject to early termination pursuant to Section 4.2 below.

     4.2 Early Termination. Either party may terminate this Agreement at any time in the event that the other party fails to perform any obligation, warranty, duty or responsibility or is in default with respect to any other term or condition undertaken by such other party under this Agreement or the Settlement Agreement and such failure or default continues unremedied for a period of seven (7) days in the event of Licensee's failure to make a Royalty Payment under Section 4 or fifteen (15) days in the event of any other breach or default, following written notice from the terminating party to the other party specifying in reasonable detail the item or items of default. Either party may terminate this Agreement immediately upon notice if (i) a receiver is appointed for the other party or its property, (ii) the other party makes an assignment for the benefit of its creditors, (iii) any proceedings are commenced by, for or against the other party under bankruptcy, insolvency or debtor's relief law and such involuntary proceeding are not dismissed within sixty (60) days thereafter,
(iv) the other party is liquidated or dissolved, or (v) if Licensee assigns the rights hereunder in violation of Section 10 of this Agreement.

     4.3 No Damages for Termination. Neither party shall be liable to the other for damages of any kind, including incidental or consequential damages, on account of the termination of this Agreement in accordance with this Section 4, even if advised of the possibility of such damages. Neither party shall be liable by reason of termination of the Agreement to the other for compensation, reimbursement or damages on account of any loss of prospective profits on anticipated sales or on account of expenditures, investments, leases or other commitments relating to the business or goodwill or either party, notwithstanding any law to the contrary.

     4.4 Return of Information. Upon termination of this Agreement, Licensee shall cease use and distribution of the Technology and each party shall return to the other all Confidential Information (as defined in the Nondisclosure Agreement entered into pursuant to Section 8 below). Any liabilities incurred prior to the termination of this Agreement shall remain the responsibility of the party incurring the liability.

     4.5 Payments Due Upon Termination. In the event this Agreement is terminated pursuant to this Section 4, Licensee shall promptly pay to Anuvu all sums due under the terms of this Agreement up to and including the date of termination.

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5.   RESTRICTIONS UPON LICENSEE. Licensee shall not file any patent or otherwise claim any other intellectual or other industrial property right in or to the Technology that is disclosed to Licensee pursuant to this Agreement.

6. BRAND NAME, COMPLIANCE WITH LAWS. Licensee and any successor in interest to Licensee (collectively, "Promisor") shall not use in any manner, copy or distribute Anuvu trademarks, including, but not limited to Anuvu and Carbon-X, and shall not use or mention Anuvu or Carbon-X in any written or verbal materials; provided, however, Promisor may mention the Anuvu name as required in order to comply with applicable disclosure requirements.


7.   WARRANTIES & INDEMNIFICATIONS; CONDITIONS.

     7.1 Capacity. Each party warrants its ability and capacity to enter into and perform the terms of this Agreement.

     7.2 Authority of Anuvu. Anuvu represents and warrants to Licensee that Anuvu has the right and authority to grant world-wide rights to license the Technology as contemplated hereunder.

     7.3 Licensee Indemnity. Licensee agrees to indemnify, defend and hold harmless Anuvu and the agents of Anuvu from and against any loss, cost, liability, action, suit, proceeding, claim, demand, expense, penalty or fine, including without limitation attorneys' fees (without regard to whether litigation is commenced) suffered or incurred, directly or indirectly, as a result of any claim that arises from the actual or alleged use by Licensee of the Technology. Anuvu shall promptly notify Licensee of the existence of any matter to which the indemnification obligations would apply. Licensee shall defend such claim or settle such claim at Licensee's own expense. If Licensee does not provide a defense or settle the matter in accordance with the requirements of this Section, Anuvu may provide the defense and Licensee shall promptly reimburse Anuvu for the reasonable defense costs and fees.

     7.4 GENERAL LIMITATION. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, NEITHER OF THE PARTIES SHALL BE LIABLE TO THE OTHER FOR ANY INCIDENTAL, CONSEQUENTIAL OR SPECIAL DAMAGES, INCLUDING WITHOUT LIMITATION, DAMAGES FOR LOST PROFITS OR LOST SALES ARISING FROM ANY BREACH OF THIS AGREEMENT. THE WARRANTIES AND REPRESENTATIONS SET FORTH HEREIN ARE EXCLUSIVE AND ARE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY, QUALITY OR FITNESS FOR A PARTICULAR PURPOSE.

8. Confidentiality. In performing its obligations under this Agreement, each party shall have access to certain confidential or proprietary information, technical data, trade secrets or know-how of the other party, which may include, without limitation, research, product plans, products, services, customer lists and customers, markets, software, developments, inventions, numbers or other business information ("Confidential Information") identified with more particularity in the Mutual Nondisclosure Agreement attached as Exhibit B ("Nondisclosure Agreement"). The parties have or immediately shall enter into the Nondisclosure Agreement, the terms of which shall govern the use and disclosure of the Confidential Information both during and after the term of this Agreement.

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9.   LAW AND JURISDICTION.

     9.1 Choice of Law. This Agreement shall be governed by the laws of the state of California without regard to conflict of law principles.

     9.2 Arbitration. Any dispute or issue arising under the terms of this Agreement (or breach hereof) that cannot be resolved by good faith negotiations between or among the parties may be submitted for final and binding arbitration in Sacramento, California pursuant to the Arbitration Rules of the American Arbitration Association, including the Optional Rules for Emergency Measures of Protection. The number of arbitrators shall be one. The arbitration shall proceed with due dispatch, and a decision shall be rendered within thirty (30) days after conclusion of the arbitral proceeding. The arbitration decision shall be in such written form that a judgment may be entered on it in any court of competent jurisdiction. This agreement to arbitrate is specifically enforceable, and the award rendered by the arbitrator is final and binding on the parties to this Agreement and may be made the basis for entry of a judgment.

     9.3 Injunctive Relief. Notwithstanding Section 9.2, either party may seek temporary injunctive relief in any court of competent jurisdiction pending the ruling in any arbitration proceeding.

10.  SUBLICENSING AND ASSIGNMENT.

     10.1 Sublicensing and Assignment. Licensee shall have the right, at any time, to grant sublicenses hereunder to third parties, subject to the limitations set forth in this Section. It is understood by the parties that any and all such sublicenses shall be expressly limited to the manufacture, use and sale of the Technology for the Business. Furthermore, Licensee shall grant only one sublicense for each product type (as defined by a Standard Industrial Classification) and for each country. Licensee must provide Anuvu with written notice upon the grant of sublicense, identifying the sublicensee and expressly acknowledging the limitation of the sublicense. Otherwise, Licensee may not assign the rights hereunder in whole or in part, except in the case of merger or change in the persons or entities who control one hundred percent (100%) of the equity securities or voting interests in Licensee. Any assignment contrary to the provisions of this Agreement shall be deemed a default under this Agreement, allowing Anuvu to exercise all remedies available under law.

     10.2 Quiet Period. For a period of one (1) years from execution of this Agreement, the parties agree that neither party shall seek to assign, license or sublicense, as the case may be, the Technology to any third party other than as a consequence of a merger, acquisition or sale of substantially all assets or Anuvu's right to grant a license or sublicense in the Peoples Republic of China. Any entity resulting from such a merger, acquisition or sale of assets shall be bound by the same terms and such transaction shall not cause the Quiet Period to be extended.

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11.  GENERAL PROVISIONS.

     11.1 Entire Agreement. This document, including all exhibits, constitutes the entire agreement between the parties, all oral agreements being merged herein, and supersedes all prior representations. There are no representations, agreements, arrangements, or understandings, oral or written, between or among the parties relating to the subject matter of this Agreement that are not fully expressed herein. All provisions contained in Sections 5, 7, 8, 9, 10 and 11 of this Agreement shall survive the termination of this Agreement.

     11.2 Modification. The provisions of this Agreement may be modified at any time by agreement of the parties. Any such agreement hereafter made shall be ineffective to modify this Agreement in any respect unless in writing and signed by both parties.

     11.3 Waiver. Any of the terms or conditions of this Agreement may be waived at any time by the party entitled to the benefit thereof, but no such waiver shall affect or impair the right of the waiving party to require observance, performance or satisfaction either of that term or condition as it applies on a subsequent occasion or of any other term or condition.

     11.4 Successors. Subject to the provisions otherwise contained in this Agreement, this Agreement shall inure to the benefit of and be binding on the successors and assigns of the respective parties.

     11.5 No Third Party Beneficiaries. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties to it and their respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement, nor shall any provision give any third persons any right of subrogation or action against any party to this Agreement.

     11.6 Specific Performance. Each party's obligations under this Agreement are unique. The parties each acknowledge that, if any party should default in performance of the duties and obligations imposed by this Agreement, it would be difficult to measure the resulting damages. Accordingly, the nondefaulting party, in addition to any other available rights or remedies, may assert a claim in equity in for specific performance in any arbitration proceeding brought hereunder and may enforce the arbitration award in any court of competent jurisdiction, and the parties each expressly waive the defense that a remedy in damages shall be adequate.

     11.7 Notices. Any notice under this Agreement shall be in writing, and any written notice or other document shall be deemed to have been duly given (i) on the date of personal service on the other party, (ii) on the third business day after mailing, if the document is mailed by registered or certified mail, or
(iii) one day after being sent by professional or overnight courier or messenger service guaranteeing one-day delivery, with receipt confirmed by the courier. Any such notice shall be delivered or addressed to the other party at the addresses set forth below or at the most recent address specified by the addressee through written notice under this provision. Failure to give notice in accordance with any of the foregoing methods shall not defeat the effectiveness of notice actually received by the addressee.

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     11.8 Attorneys' Fees. If the services of an attorney are required by any party to secure the performance of this Agreement or otherwise upon the breach or default of the other party to this Agreement, or if any judicial remedy or arbitration is necessary to enforce or interpret any provision of this Agreement or the rights and duties of any person in relation thereto, the prevailing party shall be entitled to reasonable attorneys' fees, costs and other expenses, in addition to any other relief to which such party may be entitled.

     11.9 Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if the parties had all signed the same document. All counterparts shall be construed together and shall constitute one agreement.

     11.10 Captions. All paragraph captions are for reference only and shall not be considered in construing this Agreement.

     11.11 Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, the remainder of the Agreement which can be given effect without the invalid provision shall continue in full force and effect and shall in no way be impaired or invalidated.

     11.12 Exhibits. All exhibits to which reference is made are deemed incorporated in this Agreement whether or not actually attached.

     11.13 Time. Time is of the essence of this Agreement.

     11.14 Gender, etc. As used in this Agreement, the masculine, feminine, or neuter gender, and the singular or plural number, shall each be deemed to include the others whenever the context so indicates.

     11.15 Cumulative Remedies. No remedy or election hereunder shall be deemed exclusive but shall whenever possible be cumulative with all other remedies at law or in equity

     11.16 Joint Drafting. Each party has cooperated and participated in the drafting and preparation of this Agreement. Therefore, in any construction to be made of this Agreement or any of its terms, both parties shall be construed to be equally responsible for the drafting and preparation of the same.

     11.17 Relationship of Parties. Neither party shall have, and shall not represent that it has, any power, right or authority to bind the other, or to act on behalf of the other, except as expressly provided herein. Nothing stated in this Agreement shall be construed as constituting Anuvu and Licensee as partners or as creating the relationship of employer/employee, franchisor/franchisee or principal/agent between the parties.

     11.18 Force Majeure. Neither party shall be responsible for any failure to perform due to unforeseen circumstances or to causes beyond their control, including but not limited to acts of God, war, riot, embargos, acts of civil or military authorities, fire, floods, accidents, strikes, or shortages of transportation, facilities, fuel, energy, labor or materials. In the event of any such delay, the affected party may defer the delivery date for a period equal to the time of such delay.

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ANUVU INCORPORATED                          H2 ERA, INC.



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By:                                         By:
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Title:                                      Title:
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                      SIGNATURE PAGE FOR LICENSE AGREEMENT




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                                    EXHIBIT A

                                 SSPC AGREEMENT


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                                    EXHIBIT B


                         MUTUAL NONDISCLOSURE AGREEMENT